Exhibit 3.45

ARTICLES OF CONVERSION

OF

MEDIFAX-EDI LLC

These Articles of Conversion are being filed in accordance with the conversion of MediFAX-EDI, Inc., a Tennessee corporation (the “Corporation”), into MediFAX-EDI, LLC, a Tennessee limited liability company. The principal address of MediFAX-EDI, Inc. was 1283 Murfreesboro Road Nashville, Tennessee 37217. Attached hereto as Exhibit A is the Corporation’s Plan of Conversion. The terms and conditions of the conversion have been approved by the Company’s sole shareholder. At the date of conversion, the sole member of MediFAX-EDI, LLC shall be MediFAX-EDI Holding Company, a Delaware corporation.

I.

The name of the limited liability company is MediFAX-EDI, LLC.

II.

The address of the registered office of the limited liability company is: 1283 Murfreesboro Road Nashville, Tennessee 37217, Davidson County. The initial registered agent of the limited liability company is David F. Bacon, Jr.

III.

The organizer of the limited liability company is David F. Bacon, Jr. The organizer’s address is 1283 Murfreesboro Road Nashville, Tennessee.

IV.

All decisions relating to the business, affairs and properties of the limited liability company shall be made by MediFAX-EDI Holding Company, a Delaware corporation, in its capacity as the managing member.

V.

There is one member of the limited liability company: MediFAX-EDI Holding Company.

VI.

The existence of the limited liability company is to begin upon the filing of these Articles of Conversion.

VII.

The address of the principal executive office of the limited liability company is: 1283 Murfreesboro Road Nashville, Tennessee 37217, Davidson County.

MEDIFAX-EDI, INC.

By:	/s/ David F. Balon, Jr.
Name:	David F. Balon, Jr.
Title:	CEO & President

EXHIBIT A

PLAN OF CONVERSION OF MEDIFAX-EDI, INC.

INTO MEDIFAX-EDI, LLC

This Plan of Conversion (this “Plan”) is being executed by MediFAX-EDI, Inc., a Tennessee corporation (the “Corporation”), to convert the Corporation into MediFAX-EDI, LLC, a Tennessee limited liability company (“Medifax, LLC”). In compliance with Section 48-21-111 of the Tennessee Business Corporation Act (the “TBCA”) the Plan sets forth the following:

1.	The Corporation will convert into MediFAX-EDI, LLC.

2.	Effective upon the conversion of the Corporation into Medifax, LLC the 14,440,930 shares of common stock of the Corporation held by MediFAX-EDI Holding Company, a Delaware corporation (“Medifax Holding”), which constitute 100% of the outstanding shares of capital stock of the Corporation, shall automatically convert into 14,440,930 membership units in Medifax, LLC, which shall constitute 100% of the outstanding membership units in Medifax, LLC.

3.	The effective date and time of the conversion shall be immediately upon the filing of the Articles of Conversion.

4.	The contents of the Articles of Organization are as set forth in the Articles of Conversion of Medifax, LLC, which are attached hereto and shall be the Articles of Organization of Medifax, LLC unless, and until modified in accordance with the provisions of Chapter 209 of the Tennessee Limited Liability Company Act.

5.	The notification of the approval of the conversion will be deemed to be execution of the operating agreement by Medifax Holding, which will be the sole member of Medifax, LLC.

6.	This Plan has been approved by the Board of Directors and sole shareholder of the Corporation in accordance with Section 48-21-111(d) of the TBCA.

MEDIFAX-EDI, INC.

By:	/s/ David F. Balon, Jr
Name:	David F. Balon, Jr
Title:	CEO & President